Exhibit 99.1

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Company Overview

•                  Market leader

•                  Interests in 415 theatres (363 owned), 5,672 screens (5,112 owned) as of 12/29/05

•                  29 states and D.C. and 11 countries outside the U.S.

•                  $2.4 billion Pro Forma Revenues and $424 million Pro Forma Adjusted EBITDA from wholly owned operations as of 12/29/05

•                  $84 million of incremental Attributable Revenues from joint ventures

•                  $14 million of incremental Attributable EBITDA from joint ventures

•                  Annual attendance of over 250 million

•                  Industry leading asset quality – modern, highly productive theatres

•                  Broad major market coverage with prime theatre locations

•                  Strong free cash flow generation

•                  Proven management and history of innovation and leadership

[GRAPHIC]

Industry Leadership and Innovation

[CHART]

Industry Leading Asset Quality

$ in thousands

Screens per Theatre

[CHART]

Theatre Level Cash Flow per Screen (Adj. EBITDA+GA)

[CHART]

Box Office Revenues per Screen

[CHART]

Top 50 U.S. and Canada Theatres

[CHART]

Source:  Public filings as of 12/05, Rentrak and NATO.

AMC/LCE is pro forma as of 12/05.

Broad U.S. Major Market Coverage

[GRAPHIC]

	Top 25	Top 50
% screens in DMAs	81%	94%
DMAs covered	23	39

Presence Outside U.S.

	Theatres	Screens
Canada	7	160

Mexico	40	443

South America (a)
Argentina	10	95
Brazil	1	15
Chile	6	50
Uruguay	1	8

Asia
Hong Kong	1	11

Europe
France	1	14
Portugal	1	20
Spain	4	86
Spain (a)	27	311
United Kingdom	2	28

Total	101	1,241

[GRAPHIC]

(a) Joint Venture as of 12/29/05.  AMC/LCE has 50% ownership in all international Joint Ventures.

Strategic Plan

•                  Maximize operating efficiencies

•                  $52 million of synergies expected to be realized within first 18 months post closing

•                  Optimize the theatre portfolio

•                  New builds/dispositions

•                  Acquisitions

•                  Grow ancillary revenues

Maximizing Operating Efficiency

[CHART]

(a) Pro forma for full synergies of $52 million.

Optimizing the Portfolio

[CHART]

Successful Acquisition Integration

$ in millions

	Close Date	Theatres	Screens
Gulf States	3/15/02	5	68
General Cinema	3/29/02	66	621
Megastar	12/18/03	3	48
Loews	1/26/06	178	2,055
		252	2,792

Growing Ancillary Revenues

$ in millions

[CHART]

Note: Ancillary revenues are defined as other theatre revenues plus NCN EBITDA.

Industry Update

Attractive Industry Dynamics

Moviegoing Popularity

[CHART]

(a) Represents twelve months ended May 2005

Source: PWC Global Entertainment and Media Outlook 2005-2009; NATO; Billboard Magazine; American Gaming Assoc; League of America Theatres and Producers.

Movie Price Value

[CHART]

(a) Represents twelve months ended May 2005

Source: PWC Global Entertainment and Media Outlook 2005-2009; NATO; Billboard Magazine; American Gaming Assoc; League of America Theatres and Producers.

Major Exhibitor Capex and Cash Flow

[CHART]

Source: Public filings. Exhibitor group consists of AMC, Carmike, Cinemark, Regal.  Cashflow is defined as Adj. EBITDA less open/close expense less NIE less net capex.

Key Industry Statistics

Box Office Revenues (billions)

[CHART]

Attendance (billions)

[CHART]

Average Ticket Price

[CHART]

Screens and Theatres

[CHART]

Source:  NATO, MPAA, Rentrak and AMC estimates.  Data is for U.S. and Canada.

Attendance Cycles

•                  Seven distinct cycles since 1970

•                  Peaks to troughs have lasted from one to two years

•                  Troughs to peaks have averaged three years with growth of 17% (7.6% annually)

•                  Peak to peak growth has averaged 9%

[CHART]

Film Quality/Attendance Correlation

[CHART]

*Quality rating based on overall movie quality as judged by critics; rating represents average of at least 5 critic reviews and scores for wide release films (>3,000).

Source:  SG Cowen, www.rottentomatoes.com.

Financial Review

Summary Operating Statement

$ in millions

Fiscal year ends in March

	AMC (a)			AMC/LCE LTM
	F’03	F’04	F’05	12/29/05 PF (c)
Total Revenues	$1,734	$1,722	$1,747	$2,405

Adjusted EBITDAR	518	549	578	850
margin	29.9%	31.9%	33.1%	35.4%

Rent	286	299	316	426

Adjusted EBITDA	$232	$250	$262	$424
margin	13.4%	14.5%	15.0%	17.6%

Opening/closure expense	9	8	13	11
Cash Net interest expense	74	75	96	199
Cash Taxes	(10)	4	2	—
After Tax Cash Flow (ATCF) (b)	$159	$163	$151	$214

(a) F’03 consists of 53 weeks. All other periods have 52 weeks.

(b) Adjusted EBITDA less opening/closure expense, cash net interest expense and cash taxes.

(c) Pro Forma for full synergies of $52 million.

Pro Forma Capitalization

$ in millions

12/29/05

	AMC		LCE		Pro Forma Combined (b)
Cash	$137		$145		$268

Senior Secured Debt (a)	$0		$727		$756
CLO’s and Other	36		30		67
Sr Secured	$36		$757		$823
Sr Unsecured Notes	455		0		455
Total Sr Debt	$492		$757		$1,278
Senior Sub Debt	688		315		1,013
Total OpCo Debt	$1,179		$1,072		$2,291
Sr Discount Notes	199		0		199
Total Debt	$1,378		$1,072		$2,490

Pro Forma Adj. EBITDA	$224		$154		$424
Net Sr Secured Debt/Adj. EBITDA	-0.4	x	3.9	x	1.3	x
Net Sr Debt/Adj. EBITDA	1.6	x	3.9	x	2.4	x
Net Opco/Adj. EBITDA	4.7	x	6.0	x	4.8	x
Net Total Debt/Adj. EBITDA	5.5	x	6.0	x	5.3	x
Net Total Debt + Capitalized Rent/Adj. EBITDAR	7.0	x	6.9	x	6.6	x
Adjusted EBITDA/Net Cash Interest Expense	2.2	x	1.9	x	2.2	x

(a)          Includes Cinemex Debt.

(b)          Pro Forma for refinancing of LCE Term Loan and Sr. Subordinated Notes, approximately $49 million of transaction fees, proceeds of $66 million on divestiture of $9 million of Adj. EBITDA, synergies of $52 million and one-time transaction related expenditures of $52 million.

Summary

•                  Market leader

•                  Modern theatre circuit

•                  Highly productive theatres

•                  Broad major market coverage with prime theatre locations

•                  Strong free cash flow generation

•                  Proven management team